Exhibit 2.2

Equity Transfer Agreement of

Tai’an Tony Fun Shopping Mall Co., Ltd.

Party A (Transferor): Mr. Zhiqiang Han

Party B (Transferee): Beijing Tony Fun Investment Consulting Co., Ltd.

For better development of the company, pursuant to the provisions in “Company Law of the PRC”, “Regulations of the PRC on the Administration of Company Registration” and relevant laws and regulations, both parties hereby conclude and enter into the following agreements through negotiation:

1.	Party A voluntarily agrees to transfer his equity interests in Tai’an Tony Fun Shopping Mall Co., Ltd. (hereinafter “Tai’an Tony Fun”) which is 88%, with a carrying value of RMB 18.48 million to Party B.
2.	After Party A lawfully transfers his equity interests to Party B, the rights he enjoys and the obligations he undertakes as a capital contributor in Tai’an Tony Fun will transfer to Party B; and Party B will abide by and execute the Articles of Tai’an Tony Fun.
3.	This agreement will come into effect as of the signature by both parties.

Party A (signature): Mr. Zhiqiang Han

Party B (sealing): Beijing Tony Fun Investment Consulting Co., Ltd.

Executed Date: April 8, 2018